Exhibit 23.2

                            [LETTERHEAD OF KPMG LLP]

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Niagara Financial Group Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of First Niagara Financial Group, Inc. of our reports dated March 13, 2006, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appears in the December 31, 2005 annual report on Form 10-K of First Niagara Financial Group, Inc.


                                  /s/ KPMG LLP

Buffalo, New York
November 28, 2006